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Ford U.S. Sales Up 5 Percent in April and an SUV Record; Strong Consumer Demand Continues for Newest Products

•	Ford Motor Company April U.S. sales increase 5 percent for best April sales performance best since April 2006

•	Ford brand SUVs deliver all-time April sales record; all-new Ford Edge delivers best-ever April sales

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Ford F-Series retail sales up 8 percent; EcoBoost™ V6 engines represent record 63 percent of 2015 F-150 retail sales, while premium Lariat, King Ranch and Platinum models are 60 percent of retail sales

•	Commercial vans post best April sales since 1987

•	Ford Mustang has best April performance since 2006

•	Lincoln has best retail April sales results in seven years

DEARBORN, Mich., May 1, 2015 – Strong consumer demand for its new products drove Ford Motor Company to a 5 percent increase in total U.S. sales in April with 222,498 vehicles sold. Retail sales grew 7 percent, while fleet sales were up 1 percent. It was the company’s best April retail sales in nine years.

“Customer demand for our new vehicles continues to be strong, with the F-Series, Mustang, Transit van lineup and Edge driving retail gains in April,” said Mark LaNeve, Ford vice president, U.S. Marketing, Sales and Service. “Our SUVs are in particularly high demand, and the new F-150 is off to an outstanding start.”

Ford brand SUVs had a record-setting month – the company’s best April ever – with sales of 62,730 vehicles. This included record sales of the all-new Edge, up 78 percent, and Escape up 5 percent. Edge is now turning on dealer lots in just 10 days.

F-Series, America’s best-selling truck, posted an April retail sales gain of 8 percent – with the continued plant changeover to the new F-150 and limited supply. Kansas City Assembly, the second assembly plant building the popular new F-150, continues to ramp up production through the second quarter. Once the plant is fully online, Ford will be able to fill many fleet orders – especially the regular cab and long cargo box configurations popular with these customers.

In April, 2015 EcoBoost F-150 sales were a record 63 percent of all retail sales. Premium Lariat, King Ranch and Platinum models were 60 percent of retail sales.

Van sales of 19,575 vehicles represent a 16 percent increase versus last year, for the best April sales performance since 1987. Sales are being driven by the best performance for Transit since the vehicle’s launch last year, as well as record April sales of Transit Connect – up 8 percent.

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Mustang sales increased 81 percent, with 13,144 vehicles sold. This represents Mustang’s best April sales since 2006.

Lincoln retail sales increased 25 percent, providing Lincoln with its best April retail results since 2008. Lincoln MKC continues to build momentum, along with Navigator, which posted a 36 percent sales increase.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 194,000 employees and 66 plants worldwide, the company’s automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact:	Erich Merkle
313.806.4562
emerkle2@ford.com

For news releases, related materials and high-resolution photos and video, visit www.media.ford.com.